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As filed with the Securities and Exchange Commission on November 3, 2004

Registration No. 333-118307

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KINTERA, INC.
(Exact name of Registrant as specified in its charter)

Delaware State or other jurisdiction of incorporation or organization)	7372 (Primary standard industrial classification code number)	74-2947183 (I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Harry E. Gruber, M.D.
President and Chief Executive Officer
Kintera, Inc.
9605 Scranton Road, Suite 240
San Diego, California 92121
(858) 795-3000

Copies to:
Scott M. Stanton, Esq.
Laura G. Sand, Esq.
Morrison & Foerster LLP
3811 Valley Centre Dr., Suite 500
San Diego, California 92130
(858) 720-5100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        The purpose of this Amendment No. 2 to the Registration Statement is solely to update the exhibit index to the Registration Statement, as set forth below in Item 16(a) of Part II.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth all expenses payable by the registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee.

Registration fee	$3,332
Printing and engraving expenses	$25,000
Legal fees and expenses	$100,000
Accounting fees and expenses	$50,000
Transfer agent and registrar fees	$10,000
SG Cowen & Co., LLC placement agent fees	$300,000
Roth Capital Partners placement agent fees	$800,000
Miscellaneous fees and expenses	$100,000

Total	$1,388,332

Item 14. Indemnification of Officers and Directors.

        Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The registrant's certificate of incorporation, as amended, and the registrant's bylaws, as amended, provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the registrant has entered into separate indemnification agreements with its directors and executive officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or from willful misconduct).

        These indemnification provisions and the indemnification agreements entered into between the registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

        During the past three years, the registrant has issued unregistered securities to a limited number of persons as described below:

          a)    On various dates between October 16, 2000 and December 16, 2003, the registrant issued options to approximately 225 employees, directors, consultants and other service providers to purchase up to an aggregate total of 3,472,323 shares of the registrant's common stock under the registrant's 2000 Stock Option Plan. The exercise prices per share ranged from $0.06 to $2.00. No consideration was paid to the registrant by any recipient of any of the foregoing options for the grant of such options. From October 16, 2000 through December 16, 2003, 15 option holders exercised options for an aggregate of 101,683 shares of the registrant's common stock. The registrant has received aggregate consideration of approximately $146,598 in connection with the exercise of these options.

          b)    On various dates between February 28, 2000, and December 16, 2003, the registrant issued options to nine consultants, each of whom was a sophisticated investor, to purchase up to an aggregate total of 63,250 shares of the registrant's common stock. The exercise prices per share ranged from $0.02 to $1.00. No consideration was paid to the registrant by any recipient of any of the foregoing options for the grant of such options. None of these options have been exercised and therefore none of the underlying shares of the registrant's common stock have been issued.

          c)     In July 2001, the registrant sold and issued 578,000 shares of Series D preferred stock in exchange for an aggregate purchase price of $5,780,000 in cash. The shares of Series D preferred stock were sold to accredited investors pursuant to a Subscription Agreement with each investor.

          d)    In August 2001, the registrant issued an aggregate of 15,000 shares of common stock in connection with the acquisition of the assets of Give Power, Inc. The shares of common stock were issued to a sophisticated investor pursuant to a Stock Purchase Agreement dated August 14, 2001.

          e)    In January 2002, the registrant issued an aggregate of 49,999 shares of Series E preferred stock, having an aggregate value of $500,000, in connection with the acquisition of Masterplanner Media, Inc. The shares of Series E preferred stock were issued pursuant to an Agreement of Merger dated January 31, 2002.

          f)     In June 2002, the registrant sold and issued 768,499 shares of Series F preferred stock in exchange for an aggregate purchase price of $7,684,990 in cash. The shares of Series F preferred stock were sold to accredited investors pursuant to a Subscription Agreement with each investor.

          g)     In January 2003, the registrant issued an aggregate of 259,545 shares of common stock, having an aggregate value of $519,091, in connection with the acquisition of H2O Networks, Inc. The shares of common stock were issued pursuant to an Agreement and Plan of Merger and Reorganization dated January 10, 2003.

          h)    From March through September 2003, the registrant sold and issued an aggregate of 549,926 shares of Series G preferred stock in exchange for an aggregate purchase price of $5,499,260 in cash. The shares of Series G preferred stock were sold to accredited investors pursuant to a Subscription Agreement with each investor.

          i)     In September 2003, the registrant issued an aggregate of 100,000 shares of common stock in connection with the acquisition of the assets of VirtualSprockets. The shares of common stock were issued to sophisticated investors pursuant to an Asset Purchase Agreement dated September 25, 2003.

          j)     In September 2003, the registrant issued an aggregate of 100,000 shares of common stock in connection with the acquisition of Little Tornadoes. The shares of common stock were issued to sophisticated investors pursuant to an Agreement and Plan of Merger and Reorganization dated September 26, 2003.

          k)    In January 2004, we issued an option to purchase 20,000 shares of common stock to iPhenom Corporation in connection with the purchase of certain technology assets.

          l)     In February 2004, we issued approximately 219,000 shares of common stock in connection with the acquisition of Prospect Information Network, LLC. The shares of common stock were issued to sophisticated investors pursuant to an Agreement and Plan of Merger and Reorganization by and among us, Laurel Acquisition Corporation, Prospect Information Network, LLC (PIN) and the holders of a majority of PIN membership interests.

          m)   In March 2004, we issued approximately 331,000 shares of common stock in connection with the acquisition of Carol/Trevelyan Strategy Group. The shares of common stock were issued to sophisticated investors pursuant to an Agreement and Plan of Merger and Reorganization by and among us, Sunday Acquisition Corporation, Carol/Trevelyan Strategy Group, Inc. and Dan Carol, Stryder Thompkins, Greg Nelson and Stuart Trevelyan.

          n)    In June 2004, we issued approximately 22,000 shares of common stock in connection with the acquisition of BNW, Inc. The shares of common stock were issued to sophisticated investors pursuant to a Stock Purchase Agreement by and among us, BNW, Inc. and all holders of BNW capital shares listed on Schedule A thereto.

          o)    During the period from August 13, 2004 to September 8, 2004, we issued an aggregate of 745,001 unregistered shares of common stock, including shares which are held in escrow to be released based on certain performance targets, to three accredited investors in connection with the acquisition of assets from two entities and the merger of another entity into one of our subsidiaries.

        There were no underwriters employed in connection with any of the transactions set forth in Item 15.

        The issuances described in Item 15(c) were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The issuances described in Item 15(b), 15(e) and 15(o) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuances described in Item 15(g) were deemed exempt from registration under the Securities Act in reliance on Section 3(b) of the Securities Act and Rule 504 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The issuances described in Items 15(c), 15(d), 15(f), 15(h), 15(i), 15(j), 15(k), 15(l), 15(m) and 15(n) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients either received adequate information about the registrant or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

        (a)   Exhibits.

Exhibit Number		Description of Document
2.1(6)	†	Agreement and Plan of Reorganization dated as of January 10, 2003 by and among the Registrant, Involve Acquisition Corporation, H2O Networks, Inc., and Dean Hollander, Lance Hollander and John Dartley
2.2(6)	†	Agreement and Plan of Merger and Reorganization dated as of September 26, 2003 by and among the Registrant, 5 Winds, Inc., Spencer Hayman, Valerie Myers, Laura Jones, David Hilmer, Matt Holland and Calendar Media Corporation
2.3(6)	†	Asset Purchase Agreement dated as of September 25, 2003 by and among the Registrant, VS Asset Acquisition, Inc., VirtualSprockets LLC, Mr. Randy Thomas Yeatts, Ms. Laura Kittleman Yeatts and Mr. David M. Barach
2.4(9)		Agreement and Plan of Merger and Reorganization by and among the Registrant, Sunday Acquisition Corporation, Carol/Trevelyan Strategy Group, Inc. and Dan Carol, Stryder Thompkins, Greg Nelson and Stuart Trevelyan

3.2(3)	Amended and Restated Certificate of Incorporation of the Registrant
3.4(3)	Amended and Restated Bylaws of the Registrant
4.1(5)	Specimen Common Stock Certificate
5.1(7)	Opinion of Morrison & Foerster LLP
10.1(1)	Form of Indemnity Agreement for directors and executive officers of the Registrant
10.2(4)	2000 Stock Option Plan and form of Option Agreement thereunder
10.3(3)	2003 Equity Incentive Plan and form of Option Agreement thereunder
10.4(3)	2003 Employee Stock Purchase Plan and form of Subscription Agreement thereunder
10.5(1)	Loan and Security Agreement dated as of September 2, 2003 by and between the Registrant and Silicon Valley Bank
10.6(3)	San Diego Tech Center Office Building Lease dated as of August 7, 2000 by and between the Registrant and San Diego Tech Center, LLC, as amended
10.7(3)	Form of Subscription Agreement and Investment Representation of Subscriber of shares of preferred stock of the Registrant
10.8(3)	Form of Offer Letter for Directors of the Registrant
10.9(8)	Form of Securities Purchase Agreement among the Company and the investors identified on the signature pages thereto, dated as of July 12, 2004
10.10(8)	Form of Registration Rights Agreement by and among the Company and the investors signatory thereto, dated July 12, 2004.
21.1(2)	Subsidiaries of the Registrant
23.1(7)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see page II-6)

†
Confidential treatment has been granted for portions of this exhibit.

(1)
Filed with initial Registration Statement on Form S-1 (File No. 333-109169) dated September 26, 2003.

(2)
Filed with Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-109169) dated October 9, 2003.

(3)
Filed with Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-109169) dated November 4, 2003.

(4)
Filed with Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-109169) dated November 28, 2003.

(5)
Filed with Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-109169) dated December 10, 2003.

(6)
Filed with Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-109169) dated December 16, 2003.

(7)
Filed with Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-118307) dated October 7, 2004.

(8)
Filed on Current Report on Form 8-K on July 13, 2004.

(9)
Filed on Current Report on Form 8-K/A on November 3, 2004.

        (b)   Financial Statement Schedules.

        No schedules have been filed because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 3rd day of November, 2004.

KINTERA, INC.
By:	/s/ JAMES A. ROTHERHAM, C.P.A. James A. Rotherham, C.P.A. Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

HARRY E. GRUBER, M.D.* Harry E. Gruber, M.D.	President, Chief Executive Officer and Director (Principal Executive Director)	November 3, 2004
/s/ JAMES A. ROTHERHAM, C.P.A. James A. Rotherham, C.P.A.	Chief Financial Officer (Principal Financial and Accounting Officer)	November 3, 2004
DENNIS N. BERMAN* Dennis N. Berman	Executive Vice President, Corporate Development and Director	November 3, 2004
ALLEN B. GRUBER, M.D.* Allen B. Gruber, M.D.	Executive Vice President, Operations and Director	November 3, 2004
HECTOR GARCIA-MOLINA, PH.D.* Hector Garcia-Molina, Ph.D.	Director	November 3, 2004
ALFRED R. BERKELEY III* Alfred R. Berkeley III	Director	November 3, 2004
PHILIP HEASLEY* Philip Heasley	Director	November 3, 2004
DEBORAH D. RIEMAN, PH.D.* Deborah D. Rieman, Ph.D.	Director	November 3, 2004
ROBERT J. KORZENIEWSKI, C.P.A.* Robert J. Korzeniewski, C.P.A.	Director	November 3, 2004
*/s/ JAMES A. ROTHERHAM, C.P.A. Attorney-in-fact		November 3, 2004

INDEX TO EXHIBITS

Exhibit Number		Description of Document
2.1(6)	†	Agreement and Plan of Reorganization dated as of January 10, 2003 by and among the Registrant, Involve Acquisition Corporation, H2O Networks, Inc., and Dean Hollander, Lance Hollander and John Dartley
2.2(6)	†	Agreement and Plan of Merger and Reorganization dated as of September 26, 2003 by and among the Registrant, 5 Winds, Inc., Spencer Hayman, Valerie Myers, Laura Jones, David Hilmer, Matt Holland and Calendar Media Corporation
2.3(6)	†	Asset Purchase Agreement dated as of September 25, 2003 by and among the Registrant, VS Asset Acquisition, Inc., VirtualSprockets LLC, Mr. Randy Thomas Yeatts, Ms. Laura Kittleman Yeatts and Mr. David M. Barach
2.4(9)		Agreement and Plan of Merger and Reorganization by and among the Registrant, Sunday Acquisition Corporation, Carol/Trevelyan Strategy Group, Inc. and Dan Carol, Stryder Thompkins, Greg Nelson and Stuart Trevelyan
3.2(3)		Amended and Restated Certificate of Incorporation of the Registrant
3.4(3)		Amended and Restated Bylaws of the Registrant
4.1(5)		Specimen Common Stock Certificate
5.1(7)		Opinion of Morrison & Foerster LLP
10.1(1)		Form of Indemnity Agreement for directors and executive officers of the Registrant
10.2(4)		2000 Stock Option Plan and form of Option Agreement thereunder
10.3(3)		2003 Equity Incentive Plan and form of Option Agreement thereunder
10.4(3)		2003 Employee Stock Purchase Plan and form of Subscription Agreement thereunder
10.5(1)		Loan and Security Agreement dated as of September 2, 2003 by and between the Registrant and Silicon Valley Bank
10.6(3)		San Diego Tech Center Office Building Lease dated as of August 7, 2000 by and between the Registrant and San Diego Tech Center, LLC, as amended
10.7(3)		Form of Subscription Agreement and Investment Representation of Subscriber of shares of preferred stock of the Registrant
10.8(3)		Form of Offer Letter for Directors of the Registrant
10.9(8)		Form of Securities Purchase Agreement among the Company and the investors identified on the signature pages thereto, dated as of July 12, 2004
10.10(8)		Form of Registration Rights Agreement by and among the Company and the investors signatory thereto, dated July 12, 2004.
21.1(2)		Subsidiaries of the Registrant
23.1(7)		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2		Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1		Power of Attorney (see page II-6)

†
Confidential treatment has been granted for portions of this exhibit.

(1)
Filed with initial Registration Statement on Form S-1 (File No. 333-109169) dated September 26, 2003.

(2)
Filed with Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-109169) dated October 9, 2003.

(3)
Filed with Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-109169) dated November 4, 2003.

(4)
Filed with Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-109169) dated November 28, 2003.

(5)
Filed with Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-109169) dated December 10, 2003.

(6)
Filed with Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-109169) dated December 16, 2003.

(7)
Filed with Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-118307) dated October 7, 2004.

(8)
Filed on Current Report on Form 8-K on July 13, 2004.

(9)
Filed on Current Report on Form 8-K/A on November 3, 2004.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS